Exhibit 10.50
Compensation Arrangements for the Named Executive Officers
Set forth below is a summary of the compensation paid by Goodrich Corporation (the “Company”) to its named executive officers (defined in Regulation S-K Item 402(a)(3)) in their current positions as of the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “Form 10-K”). All of the Company’s executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors, subject only to the terms of the Management Continuity Agreements between the Company and these executive officers, the form of which is filed as Exhibit 10.36 to the Form 10-K.
Base Salary. Effective January 1, 2007, the named executive officers are to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary ($)
Marshall O. Larsen (Chairman, President and Chief Executive Officer)	$1,030,000
Scott E. Kuechle (Senior Vice President and Chief Financial Officer)	$420,000
John J. Grisik (Executive Vice President, Operational Excellence and Technology	$492,000
Terrence G. Linnert (Executive Vice President, Administration and General Counsel)	$487,000
John J. Carmola (Vice President and Segment President, Actuation & Landing Systems)	$485,000
Annual and Long-Term Incentive Plans. In their current positions, the named executive officers are eligible to:
•	Receive an annual cash incentive award pursuant to the Senior Executive Management Incentive Plan (filed as Exhibits 10.27 and 10.28 to the Form 10-K).
•	Participate in the Company’s long-term incentive program, which currently involves the award of restricted stock units, stock options and performance units pursuant to the Company’s 2001 Equity Compensation Plan (filed as Exhibits 10.11 and 10.12 to the Form 10-K).

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Benefit Plans and Other Arrangements. In their current positions, the named executive officers are eligible to:
•	Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, qualified 401(k) and pension plans and a severance plan.
•	Participate in non-qualified 401(k) and pension plans (filed as Exhibits 10.31 and 10.32 to the Form 10-K), a supplemental executive retirement plan (the form of which is filed as Exhibit 10.30 to the Form 10-K), a management continuity agreement that takes effect upon a change in control of the Company (the form of which is filed as Exhibit 10.36 to the Form 10-K).
•	In the case of Mr. Larsen, Mr. Grisik and Mr. Linnert, receive a disability benefit agreement (the form of which is filed as Exhibit 10.29 to the Form 10-K).
•	Receive certain perquisites offered by the Company, including an automobile allowance, automobile and umbrella liability insurance, financial counseling and tax preparation, club memberships, annual physical examinations for the executive and spouse, cellular telephone service, long-distance telephone service for the executive and family, and, in certain cases, home security systems and use of the Company’s aircraft for personal use. Executives receive a tax gross-up equal to 100% of the amounts paid by the Company on their behalf with respect to the automobile allowance, umbrella liability insurance, financial counseling and tax preparation, club initiation fees and certain life insurance programs.

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